UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Telaria, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Telaria, Inc., a Delaware corporation (“Telaria” or the “Company”) and The Rubicon Project, Inc. (“Rubicon Project”), filed a definitive joint proxy statement/prospectus on February 13, 2020 (the “Joint Proxy Statement/Prospectus”), relating to the Agreement and Plan of Merger, dated as of December 19, 2019, by and among Telaria, Rubicon Project and Madison Merger Corp. (“Merger Sub”), a wholly owned subsidiary of Rubicon Project, as a result of which Merger Sub will merge with and into Telaria, with Telaria surviving the merger and becoming a wholly owned subsidiary of Rubicon Project (the “Merger”). Telaria desires to supplement the Joint Proxy Statement/Prospectus. These Definitive Additional Materials should be read in conjunction with the Joint Proxy Statement/Prospectus and any supplements thereto, which we urge you to read in its entirety.

Explanatory Note

Following the announcement of the proposed acquisition of the Company by Rubicon Project and as of the filing of these Definitive Additional Materials, nine lawsuits have been filed by purported stockholders of the Company challenging the Merger.  Two lawsuits were brought as putative class actions and are captioned Sabatini v. Telaria, Inc., et al., No. 1:20-cv-00219 (D. Del. filed Feb. 13, 2020) and Carter v. Telaria, Inc., et al., No. 1:20-cv-01576 (S.D.N.Y. filed Feb. 21, 2020). Seven lawsuits were brought by the plaintiffs individually and are captioned Stein v. Telaria, Inc., et al., No. 1:20-cv-01010 (S.D.N.Y. filed Feb. 5, 2020); Lin v. Telaria, Inc. et al., No. 1:20-cv-01277 (S.D.N.Y. filed Feb. 13, 2020); Melool v. Telaria, Inc., et al., No. 1:20-cv-00836 (E.D.N.Y. filed Feb. 15, 2020); Robinson v. Telaria, Inc., et al., No. 1:20-cv-01380 (S.D.N.Y. filed Feb. 18, 2020), Wu v. Telaria, Inc., et al., No. 1:20-cv-01790 (S.D.N.Y. filed Feb. 28, 2020); Yang v. Telaria, Inc., et al., No. 3:20-cv-01617 (N.D. Cal. filed Mar. 5, 2020); and Corthell v. Telaria, Inc., et al., No. 1:20-cv-00369 (D. Del. filed Mar. 16, 2020) (collectively, the “Complaints”). The Complaints name as defendants the Company and each member of its Board of Directors. The lawsuit captioned Sabatini v. Telaria, Inc., et al., No. 1:20-cv-00219 (D. Del. filed Feb. 13, 2020) also names Rubicon Project as a defendant.

While the Company and Rubicon Project believe that the disclosures set forth in the Joint Proxy Statement/Prospectus comply fully with all applicable law and deny the allegations in the pending actions described above, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company and Rubicon Project have determined voluntarily to supplement certain disclosures in the Joint Proxy Statement/Prospectus related to plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company and Rubicon Project specifically deny all allegations in the complaints described above that any additional disclosure was or is required or material.

All page references used herein refer to pages in the Joint Proxy Statement/Prospectus before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Joint Proxy Statement/Prospectus. Underlined text shows text being added to a referenced disclosure in the Joint Proxy Statement/Prospectus. Except as specifically noted herein, the information set forth in the Joint Proxy Statement/Prospectus remains unchanged.

Supplemental Disclosures to Joint Proxy Statement/Prospectus

The third sentence of the second full paragraph on page 54 of the Joint Proxy Statement/Prospectus is revised by inserting the bold and underlined language as follows:

“On September 20, 2019, Mr. Barrett had a brief phone call with Mr. Frankenberg to update Mr. Frankenberg on the status of discussions with Telaria. During the call, Mr. Barrett and Mr. Frankenberg each acknowledged that governance and senior leadership matters relating to a combined entity would need to be addressed at the appropriate time and under the supervision of the Rubicon Project board. On the same day, Rubicon Project and Telaria entered into an amendment to their existing non-disclosure agreement to include a mutual standstill provision, which did not contain a “don’t ask, don’t waive” clause and allowed either party to privately and confidentially approach the other party’s board to make acquisition proposals. The amendment provided that the standstill would terminate with respect to a party upon the earliest of one year following the date of the amendment, the date on which the other party enters into or publicly announces a business combination, the commencement of a tender offer or exchange offer for the other party’s securities that if consummated would constitute a business combination or the acquisition of 50% or more of the voting power of the other party’s securities.”

The fourth sentence of the third paragraph on page 57 of the Joint Proxy Statement/Prospectus is revised by inserting the bold and underlined language as follows:

“In November 2019, at the direction of the Telaria board, Telaria management developed, with the assistance of RBC Capital Markets, a list of 21 parties that might have a potential interest in a possible acquisition of or strategic combination with Telaria. At the direction of the Telaria board, RBC Capital Markets contacted such parties to determine if such parties would be interested in a strategic combination with Telaria. Interested parties were provided access to a Telaria virtual due diligence data room after signing a confidentiality agreement and Telaria management held in-person meetings with two of such parties. Three parties signed confidentiality agreements; two agreements did not have a standstill provision (and, therefore, did not include a don’t ask, don’t waive clause) and one agreement had a standstill provision that (i) did not include a don’t ask, don’t waive clause, (ii) contained a fallaway clause, and (iii) permitted the third party to privately and confidentially approach the Telaria board to make an acquisition proposal. At the direction of Telaria management, RBC Capital Markets requested that potential bidders submit a letter indicating interest in a potential strategic combination with Telaria on or before December 16, 2019.”

The third and fourth sentences of the third paragraph under the sub-heading “Financial Analyses” on page 83 of the Joint Proxy Statement/Prospectus are revised by inserting the bold and underlined language as follows:

“Telaria. RBC Capital Markets performed a discounted cash flow analysis of Telaria by calculating the estimated present values of the standalone unlevered, after-tax free cash flows that Telaria was forecasted to generate during the fiscal years ending December 31, 2020 through December 31, 2029 based on financial projections and other estimates of Telaria management. For purposes of this analysis, stock-based compensation was treated as a cash expense and the utilization of net operating loss carryforwards expected by Telaria management during the forecast period was taken into account. RBC Capital Markets calculated terminal values for Telaria by applying to Telaria’s terminal year estimated unlevered, after-tax free cash flows a range of perpetuity growth rates of 3.0% to 4.0%, which range was selected based on RBC Capital Markets’ professional judgment and taking into account, among other things, financial projections and other estimates of Telaria management and trends in, and expected growth potential for, the industry and markets in which Telaria operates. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of December 31, 2019) using a selected range of discount rates of 10.0% to 12.5%, which range was derived from a weighted average cost of capital calculation. This analysis indicated an approximate implied per share equity value reference range for Telaria of $6.17 to $8.81.”

The third and fourth sentences of the fourth paragraph under the sub-heading “Financial Analyses” on page 84 of the Joint Proxy Statement/Prospectus are revised by inserting the bold and underlined language as follows:

“Rubicon Project. RBC Capital Markets performed a discounted cash flow analysis of Rubicon Project by calculating the estimated present values of the standalone unlevered, after-tax free cash flows that Rubicon Project was forecasted to generate during the fiscal years ending December 31, 2020 through December 31, 2029 based on financial projections and other estimates of Rubicon Project management as extrapolated by Telaria management. For purposes of this analysis, stock-based compensation was treated as a cash expense and the utilization of net operating loss carryforwards expected by Rubicon Project management and Telaria management during the forecast period was taken into account. RBC Capital Markets calculated terminal values for Rubicon Project by applying to Rubicon Project’s terminal year estimated unlevered, after-tax free cash flows a range of perpetuity growth rates of 3.0% to 4.0%, which range was selected based on RBC Capital Markets’ professional judgment and taking into account, among other things, financial projections and other estimates of Rubicon Project management as extrapolated by Telaria management and trends in, and expected growth potential for, the industry and markets in which Rubicon Project operates. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of December 31, 2019) using a selected range of discount rates of 12.5% to 15.0%, which range was derived from a weighted average cost of capital calculation. This analysis indicated an approximate implied per share equity value reference range for Rubicon Project of $6.75 to $9.04.”

The fifth bullet point under the sub-heading “Certain Additional Information” on page 84 of the Joint Proxy Statement/Prospectus is revised by inserting the bold and underlined language as follows:

“publicly available research analysts’ forward stock price targets for Telaria common stock and Rubicon Project common stock, which indicated target stock price ranges for Telaria common stock of $9.00 to $11.00 per share (undiscounted) and approximately $8.09 to $9.89 per share (discounted to present value at Telaria’s estimated cost of equity) and target stock price ranges for Rubicon Project common stock of $10.00 to $12.00 per share (undiscounted) and approximately $8.79 to $10.55 per share (discounted to present value at Rubicon Project’s estimated cost of equity); and”

The table and accompanying footnotes on page 92 of the Joint Proxy Statement/Prospectus under the heading “Certain Unaudited Prospective Financial Information Prepared by Telaria or Used at Telaria’s Direction” is revised by inserting the bold and underlined language as follows:

	(in millions, and all amounts in USD)
	CY 2019E	CY 2020E	CY 2021E	CY 2022E	CY 2023E
Total Revenue(1)	$69.0 (2)	$87.0	$102.5	$117.0	$130.9
Gross Profit	$57.0	$70.0	$82.7	$94.8	$106.1
Adjusted Operating Expenses(3)	$63.1	$69.2	$74.7	$79.8	$84.7
Operating Profit(3)	$(6.1)	$0.8	$8.0	$15.0	$21.5
Adjusted EBITDA(3)(4)	$2.0	$9.5	$17.4	$25.3	$32.6
Stock-Based Compensation	$(6.6)	$(7.3)	$(8.0)	$(8.8)	$(9.7)
Taxes(5)	(7)	$(0.2)	$(2.0)	$(3.7)	$(5.4)
Capital Expenditures	$(0.5)	$(0.5)	$(0.5)	$(0.5)	$(0.5)
(Inc.)/Dec. in Working Capital	—	—	—	—	—
Unlevered Free Cash Flow(6)	(7)	$1.6	$7.0	$12.2	$17.1

(1)        Substantially all of Telaria’s revenue is recognized net of inventory costs. However, for certain transactions, Telaria reports revenue on a gross basis.

(2)        The initial calendar year 2019-2023 forecast Telaria provided to Rubicon Project included estimated calendar year 2019 total revenue of $70.0 million. Rubicon Project’s management provided such forecast to its financial advisor, which it used in its financial analyses. On December 16, 2019, Telaria provided Rubicon Project with an updated calendar year 2019 estimated total revenue forecast, taking into account actual results through such date, of $69.0 million (as reflected in the table above). The Telaria forecasts for Adjusted EBITDA for calendar year 2019 and total revenue and Adjusted EBITDA for calendar years 2020 through 2023 were unchanged. Telaria’s management provided such updated calendar year 2019 total revenue estimate to Telaria’s financial advisor for its use and reliance in its financial analyses. The unlevered free cash flow calculations by Needham & Company based on the Telaria forecasts and its discounted cash flow analysis based thereon pertained only to calendar years 2020 through 2023. To the extent Needham & Company’s financial analyses pertained to calendar year 2019 revenue, such financial analyses used the estimated 2019 total revenue figure of $70.0 million included in Telaria’s initial forecast. As of January 30, 2020, Telaria management expected Telaria’s calendar year 2019 total revenue to be approximately $68 million.

(3)        A non-GAAP financial measure.

(4)        The calculation of Adjusted EBITDA is described above. Adjusted EBITDA was arithmetically derived by adding stock-based compensation (as reflected in the table above) and depreciation and amortization (of $1.5 million for each calendar year 2019—2023) to operating profit.

(5)        Represents 25% of operating profit.

(6)        Unlevered free cash flow represents Adjusted EBITDA less stock-based compensation, a 25% cash tax expense, and capital expenditures, plus decreases (or less increases) in working capital. Unlevered free cash flow is a non-GAAP financial measure and was arithmetically derived by RBC Capital Markets from the Telaria forecasts for purposes of RBC Capital Markets’ discounted cash flow analysis of Telaria. Unlevered free cash flow should not be considered as an alternative to cash flows or a measure of liquidity.

(7)        Not calculated.

The fourth paragraph on page 92 of the Joint Proxy Statement/Prospectus under the heading “Certain Unaudited Prospective Financial Information Prepared by Telaria or Used at Telaria’s Direction” is revised by inserting the bold and underlined language as follows:

“The extrapolated Telaria forecasts for calendar years 2024 through 2029 reflected (i) estimated total revenue of $144.7 million, $158.0 million, $170.6 million, $181.9 million, $191.5 million and $199.2 million, respectively, (ii) estimated gross profit of $117.3 million, $128.1 million, $138.2 million, $147.4 million, $155.2 million, $161.3 million, respectively, (iii) estimated adjusted operating expenses of $91.5 million, $97.7 million, $102.9 million, $107.1 million, $110.0 million, $111.5 million, respectively, (iv) estimated operating profit of $25.8 million, $30.4 million, $35.3 million, $40.2 million, $45.1 million, $49.8 million, respectively, and (v) estimated Adjusted EBITDA of $37.6 million, $42.7 million, $47.8 million, $52.9 million, $57.6 million and $62.0 million, respectively (arithmetically derived by adding stock-based compensation in the amounts described below and depreciation and amortization of $1.5 million, $1.4 million, $1.3 million, $1.2 million, $1.0 million, and $0.8 million for calendar years 2024-2029, respectively, to operating profit). Estimated unlevered free cash flow for calendar years 2024 through 2029 as arithmetically derived by RBC Capital Markets from the extrapolated Telaria forecasts for purposes of RBC Capital Markets’ discounted cash flow analysis of Telaria was $20.3 million, $23.6 million, $27.1 million, $30.6 million, $34.1 million and $37.3 million, respectively, with estimated unlevered free cash flow in the terminal year of $37.3 million assuming normalized depreciation and amortization equal to capital expenditures in such terminal year. Unlevered free cash flow represents Adjusted EBITDA: (a) minus stock-based compensation (of $10.3 million, $10.8 million, $11.2 million, $11.4 million, $11.5 million, and $11.5 million for calendar years 2024—2029, respectively); (b) minus a 25% cash tax expense (of $6.4 million, $7.6 million, $8.8 million, $10.1 million, $11.3 million, and $12.4 million for calendar years 2024—2029, respectively); (c) minus capital expenditures (of $0.6 million, $0.6 million, $0.7 million, $0.7 million, $0.7 million, and $0.8 million for calendar years 2024—2029, respectively); (d) plus decreases (or less increases) in working capital (of which there were none for calendar years 2024—2029). Unlevered free cash flow is a non-GAAP financial measure and should not be considered as an alternative to cash flows or a measure of liquidity.”

The fifth paragraph on page 92 and continuing onto page 93 of the Joint Proxy Statement/Prospectus under the heading “Certain Unaudited Prospective Financial Information Prepared by Telaria or Used at Telaria’s Direction” is revised by inserting the bold and underlined language as follows:

“For a summary of certain Rubicon Project forecasts for calendar years 2019 through 2023, see the section entitled “-Certain Unaudited Prospective Financial Information Prepared by Rubicon Project or Used at Rubicon Project’s Direction.” The Telaria-extrapolated Rubicon Project forecasts for calendar years 2024 through 2029 reflected (i) estimated total revenue, based on the Rubicon Project forecasts of total revenue for calendar years 2019 through 2023, of $304.5 million, $332.1 million, $358.8 million, $384.0 million, $407.1 million and $427.5 million, respectively, and (ii) estimated Adjusted EBITDA, based on the Rubicon Project forecasts of Adjusted EBITDA for calendar years 2019 through 2023, of $96.3 million, $107.4 million, $118.7 million, $129.8 million, $140.6 million and $150.7 million, respectively. The Telaria-extrapolated Rubicon Project forecasts for calendar years 2019 through 2029 also reflected (i) estimated gross profit of $129.6 million, $151.3 million, $175.5 million, $201.2 million, $223.7 million, $246.2 million, $268.5 million, $290.1 million, $310.4 million, $329.1 million, and $345.6 million, respectively, (ii) estimated adjusted operating expenses of $154.7 million, $164.2 million, $175.5 million, $179.0 million, $187.7 million, $202.1 million, $215.4 million, $227.4 million, $237.6 million, $245.8 million, and $251.7 million, respectively, and (iii) estimated operating profit of ($25.1) million, ($12.8) million, $0.0 million, $22.2 million, $36.0 million, $44.1 million, $53.1 million, $62.7 million, $72.8 million, $83.3 million, and $93.8 million, respectively. Adjusted EBITDA was arithmetically derived by adding stock-based compensation in the amounts described below and depreciation and amortization of $32.3 million, $28.0 million, $30.7 million, $26.1 million, $26.1 million, $26.9 million, $27.3 million, $27.4 million, $26.9 million, $26.1 million, and $24.8 million for calendar years 2019-

2029, respectively, to operating profit. Rubicon Project unlevered free cash flow (calculated as Adjusted EBITDA less stock-based compensation, a 25% cash tax expense and capital expenditures, plus decreases (or less increases) in working capital) for calendar years 2020 through 2029 as arithmetically derived by RBC Capital Markets from the Telaria-extrapolated Rubicon Project forecasts for purposes of RBC Capital Markets’ discounted cash flow analysis of Rubicon Project was ($9.3) million, ($1.5) million, $17.5 million, $26.2 million, $34.3 million, $42.6 million, $50.9 million, $59.3 million, $67.4 million and $75.2 million, respectively, with estimated unlevered free cash flow in the terminal year of $74.0 million assuming normalized depreciation and amortization equal to capital expenditures in such terminal year. Unlevered free cash flow represents Adjusted EBITDA: (a) minus stock-based compensation (of $19.2 million, $21.0 million, $22.2 million, $23.4 million, $25.3 million, $27.1 million, $28.6 million, $30.0 million, $31.2 million, and $32.1 million for calendar years 2020—2029, respectively); (b) minus a 25% cash tax expense (of ($3.2) million, $0 million, $5.5 million, $9.0 million, $11.0 million, $13.3 million, $15.7 million, $18.2 million, $20.8 million, and $23.5 million for calendar years 2020—2029, respectively); (c) minus capital expenditures (of $22.6 million, $25.4 million, $26.1 million, $26.9 million, $25.7 million, $24.6 million, $23.4 million, $22.3 million, $21.1 million, and $20.0 million for calendar years 2020—2029, respectively); (d) plus decreases (or less increases) in working capital (of ($5.1) million, ($6.9) million, and $0.9 million for calendar years 2020—2022, respectively, and of which there were none for calendar years 2023—2029). Unlevered free cash flow is a non-GAAP financial measure and should not be considered as an alternative to cash flows or a measure of liquidity.”

Additional Information and Where to Find It

On February 13, 2020, Rubicon Project filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which includes a joint proxy statement/prospectus. The joint proxy statement/prospectus contains important information about the proposed transaction and related matters. Investors and security holders of Telaria and Rubicon Project are urged to carefully read the entire joint proxy statement/prospectus (and any amendments or supplements thereto) and other filings made in connection therewith because such documents will contain important information about the proposed business combination. Telaria and Rubicon Project commenced the mailing of the joint proxy statement/prospectus to stockholders of Telaria and Rubicon Project on or about February 13, 2020.

Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus and other documents filed by Rubicon Project and Telaria, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Telaria will be made available free of charge on Telaria’s website at https://telaria.com/ under the link “Investor Relations” and then under the heading “SEC Filings.” Copies of documents filed with the SEC by Rubicon Project will be made available free of charge on Rubicon Project’s website at https://rubiconproject.com/ under the link “Investor” and then under the heading “Financials and Filings” and the subheading “SEC Filings.”

Participants in the Solicitation

Rubicon Project and Telaria and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Rubicon Project common stock and Telaria common stock in respect of the proposed transaction. Information about Rubicon Project’s directors and executive officers is set forth in the proxy statement for Rubicon Project’s 2019 Annual Meeting of Stockholders, the joint proxy statement/prospectus and Rubicon Project’s Form 10-K for the year ended 2019, which were filed with the SEC on April 5, 2019, February 13, 2020 and February 27, 2020, respectively. Information about Telaria’s directors and executive officers is set forth in the proxy statement for Telaria’s 2019 Annual Meeting of Stockholders, the joint proxy statement/prospectus and Telaria’s Form 10-K for the year ended 2019, which were filed with the SEC on April 24, 2019, February 13, 2020 and March 16, 2020, respectively. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, through securities holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.

Notice Regarding Forward-Looking Statements

This document may contain forward-looking statements, including statements based upon or relating to Rubicon Project’s and Telaria’s expectations, assumptions, estimates, and projections. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “anticipate,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions. Forward-looking statements may include, but are not limited to, statements concerning anticipated financial performance, including, without limitation, revenue, advertising spend, non-GAAP loss per share, profitability, net income (loss), Adjusted EBITDA, earnings per share, and cash flow; strategic objectives, including focus on header bidding, mobile, video, Demand Manager, and private marketplace opportunities; investments in Rubicon Project’s or Telaria’s business; development of Rubicon Project’s or Telaria’s technology; introduction of new offerings; the impact of transparency initiatives Rubicon Project or Telaria may undertake; the impact of Rubicon Project’s traffic shaping technology on its business; the effects of cost reduction initiatives; scope and duration of client relationships; the fees Rubicon Project or Telaria may charge in the future; business mix and expansion of Rubicon Project’s or Telaria’s mobile, video and private marketplace offerings; sales growth; client utilization of Rubicon Project’s or Telaria’s offerings; Rubicon Project’s or Telaria’s competitive differentiation; Rubicon Project’s or Telaria’s market share and leadership position in the industry; market conditions, trends, and opportunities; user reach; certain statements regarding future operational performance measures including ad requests, fill rate, paid impressions, average CPM, take rate, and advertising spend; benefits from supply path optimization; anticipated benefits of the merger, including estimated synergies and cost savings resulting from the merger; the expected timing of completion of the merger; estimated costs associated with such transactions; and other statements that are not historical facts. These statements are not guarantees of future performance; they reflect Rubicon Project’s and Telaria’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty as to whether the parties will be able to complete the merger on the terms set forth in the Merger Agreement; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the Merger Agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the Merger Agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Rubicon Project’s and Telaria’s common stock; the business, economic and political conditions in the markets in which Rubicon Project and Telaria operate; Rubicon Project’s and Telaria’s ability to continue to grow and to manage their growth effectively; Rubicon Project’s and Telaria’s ability to develop innovative new technologies and remain market leaders; the effect on the advertising market and Rubicon Project’s and Telaria’s businesses from difficult economic conditions or uncertainty; the freedom of buyers and sellers to direct their spending and inventory to competing sources of inventory and demand; Rubicon Project’s and Telaria’s ability to adapt effectively to shifts in digital advertising; the effects, including loss of market share, of increased competition in Rubicon Project’s and Telaria’s markets and increasing concentration of advertising spending, including mobile spending, in a small number of very large competitors; the effects of consolidation in the ad tech industry; acts of competitors and other third parties that can adversely affect Rubicon Project’s and Telaria’s businesses; Rubicon Project’s and Telaria’s ability to differentiate their offerings and compete effectively in a market trending increasingly toward commodification, transparency, and disintermediation; potential adverse effects of malicious activity such as fraudulent inventory and malware; costs associated with defending intellectual property infringement and other claims; Rubicon Project’s and Telaria’s ability to attract and retain qualified employees and key personnel; and Rubicon Project’s and Telaria’s ability to comply with, and the effect on their businesses of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards.